Exhibit 99.4

Babcock & Wilcox Announces Full Redemption of Notes

(AKRON, Ohio – November 4, 2025) – Babcock & Wilcox Enterprises, Inc. (“B&W” or the “Company”) (NYSE: BW) announced today that we issued a notice of redemption (the “Redemption Notice”) for all $26 million aggregate principal amount outstanding of our 8.125% Senior Notes due 2026 (the “Notes”), which were issued pursuant to an indenture, dated as of February 12, 2021, as supplemented by the First Supplemental indenture, dated as of February 12, 2021 (the “Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Redemption”).

Pursuant to the Redemption Notice, on December 5, 2025 (the “Redemption Date”), we will redeem all Notes at a redemption price equal to 100% of the principal amount of such Notes (the “Redemption Price”) together with any accrued and unpaid interest up to, but excluding, the Redemption Date. On the Redemption Date, the Redemption Price will become due and payable upon each Note to be redeemed and interest thereon will cease to accrue on and after the Redemption Date. Upon completion of the Redemption, no Notes will remain outstanding.

Forward-Looking Statements

B&W cautions that this release contains forward-looking statements, including, without limitation, statements relating to the redemption of Notes. These forward-looking statements are based on management’s current expectations and involve a number of risks and uncertainties. For a more complete discussion of these risk factors, see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q. If one or more of these risks or other risks materialize, actual results may vary materially from those expressed. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement, except to the extent required by applicable law.

About Babcock & Wilcox

Headquartered in Akron, Ohio, Babcock & Wilcox Enterprises, Inc. is a leader in energy and environmental products and services for power and industrial markets worldwide. Follow us on LinkedIn and learn more at babcock.com.

Investor Contact:

Investor Relations

Babcock & Wilcox

704.625.4944

investors@babcock.com

Media Contact

Ryan Cornell

Public Relations

Babcock & Wilcox

330.860.1345

rscornell@babcock.com